                                                                     EXHIBIT 8.1

                     FORM OF OPINION REGARDING TAX MATTERS

                                                          , 2000

Precision Response Corporation
1505 NW 167th Street
Miami, Florida 33169

Ladies and Gentlemen:


    We have acted as counsel to Precision Response Corporation, a Florida Corporation ("PRC"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of January 12, 2000 (the "Merger Agreement"), by and among PRC, USA Networks, Inc., a Delaware corporation ("USAi"), and P Acquisition Corp., a Florida corporation and newly-formed, wholly-owned subsidiary of USAi, and (ii) the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.


    In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/ Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement and (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

    Subject to the assumptions set forth herein, and the assumptions and qualifications set forth in the Proxy Statement/Prospectus, in our opinion the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and PRC, USAi and P Acquisition Corp. will each be a party to the reorganization within the meaning of Section 368(b) of the Code. We also confirm that the material federal income tax consequences of the Merger to PRC shareholders set forth in the Proxy Statement/ Prospectus, under the heading "The Merger--Material Unites States Federal Income Tax Consequences of the Merger--Federal Income Tax Consequences to PRC Shareholders," represent our opinion, subject to the limitations set forth therein.

    In rendering our opinion, we have relied upon statements and representations made to us by PRC and USAi, including in their respective letters dated the date hereof, and we have assumed that such statements and representations are true without regard to any qualification as to knowledge and belief. Our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.


    This opinion is delivered in accordance with the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act. In rendering our opinion, we have considered the applicable provisions of the

Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in (i) applicable law or (ii) any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.


    This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the headings "The Merger--Material United States Federal Income Tax Consequences of the Merger," "The Merger Agreement--Conditions To The Completion Of The Merger" and "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                      Very truly yours,

                                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP